Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors: Douglas A. Fox, CFA Vice President, Investor Relations and Treasurer + 1 847 793 6735 dfox@zebra.com	Media: Robb Kristopher Director, Corporate Communications and Public Relations + 1 847 793 5514 rkristopher@zebra.com

Zebra Technologies Announces New $250 Million Credit Agreement

Lincolnshire, IL, October 10, 2012—Zebra Technologies Corporation (NASDAQ: ZBRA), a recognized global leader in technologies that extend real-time visibility into business operations, today announced the closing of a new $250 million revolving credit facility. This facility, which matures in October 2017, replaces Zebra’s $100 million revolving credit facility, which was scheduled to mature in August 2013. J.P. Morgan Securities LLC and RBS Citizens, N.A., served as Joint Bookrunners and Joint Lead Arrangers.

“The increased borrowing capacity under this new, expanded credit facility gives Zebra greater flexibility in using its resources for enhancing shareholder value,” stated Michael C. Smiley, Zebra’s chief financial officer. “We are very pleased to be working with the support of our strong bank lending group.”

Zebra can use its credit facility for working capital purposes and general corporate purposes, including, but not limited to, the repurchase of the company’s stock and the funding of potential acquisitions.

The revolving credit facility consists of participations from JPMorgan Chase Bank, N.A., as Administrative Agent, RBS Citizens, N.A., as Syndication Agent, Wells Fargo, N.A., as Documentation Agent, Bank of America, N.A., the Northern Trust Company, PNC Bank, N.A., and HSBC Bank USA, N.A.

A global leader respected for innovation and reliability, Zebra Technologies Corporation (NASDAQ: ZBRA) offers technologies that give a virtual voice to an organization’s assets, people and transactions, enabling organizations to unlock greater business value. The company’s extensive portfolio of marking and printing technologies, including RFID and real-time location solutions, illuminates mission-critical information to help customers take smarter business actions. For more information about Zebra’s solutions, visit http://www.zebra.com.